Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report, which contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, dated March 25, 2008 relating to the financial statements of Symbollon Pharmaceuticals, Inc. for the years ended December 31, 2007 and 2006 included in this Form 10-KSB, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-86704, 333-30467, 333-30359 and 333-80368) and Form SB-2 (File Nos. 333-148787, 333-109772, 333-124687, 333-136871, and 333-140200).

/s/Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

March 31,2008
Boston, Massachusetts